EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FOURTH QUARTER, FULL YEAR 2018 RESULTS

•	Total contract drilling revenues were $748 million, compared with $816 million in the third quarter of 2018;
•	Revenue efficiency(1) was 96%, compared with 95% in the prior quarter;
•	Operating and maintenance expense was $497 million, compared with $447 million in the prior period;
•

Net loss attributable to controlling interest was $242 million, $0.48 per diluted share, compared with net loss attributable to controlling interest of $409 million, $0.88 per diluted share, in the third quarter of 2018;

•

Adjusted net loss was $171 million, $0.34 per diluted share,  excluding $71  million of net unfavorable items. This compares with adjusted net income of $30 million, $0.06 per diluted share, in the prior quarter;

•	Adjusted normalized EBITDA margin was $260 million or 34%, compared with $341 million or 42% in the prior quarter;
•	Cash flows from operating activities were $238 million, up from $214 million in the prior quarter;
•	In the fourth quarter, we acquired Ocean Rig in a cash and stock transaction valued at approximately $2.5 billion; and
•	Contract backlog was $12.2 billion as of the February 2019 Fleet Status Report.

STEINHAUSEN, Switzerland—February 18, 2019—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $242 million, $0.48 per diluted share, for the three months ended December 31, 2018.

Fourth quarter 2018 results included unfavorable items of $71 million, or $0.14 per diluted share, as follows:

•	$18 million, $0.03 per diluted share, loss on impairment primarily for three floaters previously announced for retirement;
•	$12 million, $0.02 per diluted share, in acquisition costs; and
•	$52 million, $0.11 per diluted share, related to discrete tax expense.

These unfavorable items were partially offset by:

•	$11 million, $0.02 per diluted share, bargain purchase gain and other favorable items.

After consideration of these net favorable items, fourth quarter 2018 adjusted net loss was $171 million, or $0.34 per diluted share.

Contract drilling revenues for the three months ended December 31, 2018,  sequentially decreased $68 million to $748 million due to lower utilization for the company’s ultra-deepwater and harsh environment fleet. Additionally, fourth quarter results were negatively impacted by unexpected weather-related downtime on two of our harsh environment rigs off the coast of Canada resulting in approximately $21 million in lost revenue.  Partially offsetting these decreases was a $15 million increase in revenue from three working rigs acquired as part of the Ocean Rig acquisition in December.

Contract drilling revenues included customer early termination fees of $12 million on the Discoverer Clear Leader in the fourth quarter down from $37 million in the prior quarter.  The fourth quarter also included a non-cash revenue reduction of $34 million from contract intangible amortization associated with the Songa and Ocean Rig acquisitions. The third quarter non-cash revenue reduction from contract intangible amortization was $29 million.

Operating and maintenance expense was $497 million, compared with $447 million in the prior quarter. The sequential increase was the result of costs related to the reactivation and contract preparation of Development Driller III and increased activity as a result of the Ocean Rig acquisition.

General and administrative expense was $54 million, compared with  $35 million in the prior quarter.  The increase was primarily due to professional fees associated with the Ocean Rig acquisition and for developing technology for improving fleet performance and reducing costs and a third quarter legal reimbursement that was not repeated in the fourth quarter.

Depreciation expense was $204 million,  up from $201 million in the third quarter of 2018. The increase was primarily due to the acquisition of the Ocean Rig fleet.

Interest expense, net of amounts capitalized, was $165 million, compared with $160 million in the prior quarter. The increase was due to the senior notes issued during the fourth quarter of 2018 partially offset by senior secured term loans assumed in the Songa acquisition and retired in the third quarter.  Capitalized interest was  $8  million in the third and fourth quarters of 2018. Interest income was $17 million, compared with $11 million in the prior quarter.

The Effective Tax Rate(2) was  (82.6)%,  down from 6.7% in the prior quarter.  The decrease was due to an  estimate of a reserve item associated with U.S. tax reform (“2017 Tax Act”) in fourth quarter, offset by the release of certain valuation allowances.  Additionally, the relative blend of income from operations in certain jurisdictions and fourth quarter financial results impacted tax expense.

Cash flows from operating activities increased $24 million sequentially to $238 million primarily due to the collection of certain receivables and advance payment for a farmout contract.

Fourth quarter 2018 capital expenditures of  $44 million were related to the company’s newbuild drillships along with capital expenditures relating to asset and inventory management systems, reactivation of one rig and capital upgrades for certain rigs in our existing fleet. This compares with $48 million in the previous quarter.

“2018 will be remembered as a transformative year in Transocean’s long and storied history,” said President and Chief Executive Officer Jeremy Thigpen.  “Through the acquisitions of Songa Offshore and Ocean Rig UDW, we added approximately $4.5 billion dollars of high margin backlog.  And, when combined with our investment in a joint venture to market and operate the Transocean Norge, over the course of 2018, we added 21 rigs to our fleet, including 15 of the highest specification ultra-deepwater and harsh environment floaters in the industry.”

Thigpen added: “We also continued to operate at a high level for our customers, delivering full year 2018 revenue efficiency greater than 95%.  This consistently strong operating performance, coupled with the quality of our fleet, our global presence and our customer relationships, helped us to secure 37 new floater contracts throughout the year, almost double the amount we booked in the previous year, and almost 50% more than any other offshore driller. Importantly, these contracts added almost $2 billion to our already industry-leading backlog, our largest annual total in the last four years.”

Thigpen concluded: “As evidenced by the increase in contract awards, we believe that 2018 marked the beginning of a recovery in the ultra-deepwater market.  While oil prices remain volatile, the efficiencies that we have realized over the past few years have materially reduced offshore project costs and compressed the time to deliver first production thereby minimizing our customers’ risk and improving the attractiveness of offshore projects.  In fact, current customer conversations suggest that FIDs in 2019 could increase materially over last year.”

Full Year 2018

For the year ended December 31, 2018, net loss attributable to controlling interest totaled $2.0 billion, or $4.27 per diluted share. Full year results included $1.6 billion, $3.48 per diluted share, of unfavorable items as follows:

•	$1.5 billion, $3.13 per diluted share, loss on impairment of goodwill and eight floaters previously announced for retirement;
•	$143 million, $0.30 per diluted share, in discrete tax expense;
•	$34 million, $0.07 per diluted share, in acquisition costs; and
•	$3 million, or $0.01 per diluted share, related to other unfavorable items.

These unfavorable items were partially offset by:

•	$10 million, $0.02 per diluted share, bargain purchase gain; and
•	$7 million, $0.01 per diluted share, gain on disposal of assets.

After excluding these net unfavorable items, adjusted net loss for 2018 was $369 million, or $0.79 per diluted share.

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted Normalized EBITDA, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 48 mobile offshore drilling units consisting of 31 ultra-deepwater floaters, 13 harsh environment floaters and four midwater floaters. In addition, Transocean is constructing four ultra-deepwater drillships and one harsh environment semisubmersible in which the company holds a 33.0% interest.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EST, 3 p.m. CET, on Tuesday,  February 19, 2019, to discuss the results. To participate, dial +1 323-994-2093 and refer to conference code 4397725 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EST, 6 p.m. CET, on February 19, 2019. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 4397725 and PIN 7706. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the future prices of oil and gas, the intention to scrap certain drilling rigs, the results of our final accounting for the periods presented in this press release,  the timing and likelihood of the completion of the contemplated acquisition of Ocean Rig UDW Inc. (“Ocean Rig”), the expected benefits from the transaction, the ability to successfully integrate the Transocean and Ocean Rig businesses, the success of our business following the acquisition of Songa Offshore SE (“Songa”),  and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2017, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)

Effective Tax Rate is defined as income tax expense for continuing operations divided by income from continuing operations before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Years ended December 31,
	2018	2017	2016

Contract drilling revenues (1)	$3,018	$2,731	$3,705
Other revenues	—	242	456
	3,018	2,973	4,161
Costs and expenses
Operating and maintenance	1,799	1,389	1,901
Depreciation	818	832	893
General and administrative	188	156	172
	2,805	2,377	2,966
Loss on impairment	(1,464)	(1,498)	(93)
Gain (loss) on disposal of assets, net	—	(1,603)	4
Operating income (loss)	(1,251)	(2,505)	1,106

Other income (expense), net
Interest income	53	43	20
Interest expense, net of amounts capitalized	(620)	(491)	(409)
Gain (loss) on retirement of debt	(3)	(55)	148
Other, net	46	5	69
	(524)	(498)	(172)
Income (loss) before income tax expense (benefit)	(1,775)	(3,003)	934
Income tax expense	228	94	107

Net income (loss)	(2,003)	(3,097)	827
Net income (loss) attributable to noncontrolling interest	(7)	30	49
Net income (loss) attributable to controlling interest	$(1,996)	$(3,127)	$778

Earnings (loss) per share
Basic	$(4.27)	$(8.00)	$2.08
Diluted	$(4.27)	$(8.00)	$2.08

Weighted-average shares outstanding
Basic	468	391	367
Diluted	468	391	367

___________________________________

(1)

Contract drilling revenues, in the three months and year ended December 31, 2018, includes revenues of (a) $12 million and $124 million, respectively, resulting from contract early terminations and cancellations, (b) $36 million  and $130 million, respectively, from customer reimbursements and (c) a reduction of $34 million and $112 million, respectively, resulting from the amortization of contract intangible assets.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	December 31,
	2018	2017

Assets
Cash and cash equivalents	$2,160	$2,519
Short-term investments	—	450
Accounts receivable, net	604	596
Materials and supplies, net	474	418
Restricted cash accounts and investments	551	466
Other current assets	159	157
Total current assets	3,948	4,606

Property and equipment	25,811	22,693
Less accumulated depreciation	(5,403)	(5,291)
Property and equipment, net	20,408	17,402
Contract intangible assets	795	—
Deferred income taxes, net	66	47
Other assets	448	355
Total assets	$25,665	$22,410

Liabilities and equity
Accounts payable	$269	$201
Accrued income taxes	70	79
Debt due within one year	373	250
Other current liabilities	746	839
Total current liabilities	1,458	1,369

Long-term debt	9,605	7,146
Deferred income taxes, net	64	44
Other long-term liabilities	1,424	1,082
Total long-term liabilities	11,093	8,272

Commitments and contingencies
Redeemable noncontrolling interest	—	58

Shares, CHF 0.10 par value, 638,285,574 authorized, 143,754,246 conditionally authorized, 610,581,677 issued and 609,649,291 outstanding at December 31, 2018, and 417,060,033 authorized, 143,783,041 conditionally
authorized, 394,801,990 issued and 391,237,308 outstanding at December 31, 2017	59	37
Additional paid-in capital	13,394	11,031
Retained earnings (accumulated deficit)	(67)	1,929
Accumulated other comprehensive loss	(279)	(290)
Total controlling interest shareholders’ equity	13,107	12,707
Noncontrolling interest	7	4
Total equity	13,114	12,711
Total liabilities and equity	$25,665	$22,410

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years ended December 31,
	2018	2017	2016

Cash flows from operating activities
Net income (loss)	$(2,003)	$(3,097)	$827
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	112	—	—
Depreciation	818	832	893
Share-based compensation expense	45	41	42
Loss on impairment	1,464	1,498	93
(Gain) loss on disposal of assets, net	—	1,603	(4)
(Gain) loss on retirement of debt	3	55	(148)
Deferred income tax expense (benefit)	(16)	89	68
Other, net	6	55	14
Changes in deferred revenues, net	(139)	33	219
Changes in deferred costs, net	34	54	72
Changes in other operating assets and liabilities, net	234	7	(96)
Net cash provided by operating activities	558	1,170	1,980

Cash flows from investing activities
Capital expenditures	(184)	(497)	(1,344)
Proceeds from disposal of assets, net	43	350	30
Cash paid in business combinations, net of cash acquired	(883)	—	—
Investment in unconsolidated affiliates	(107)	—	—
Proceeds from maturities of unrestricted and restricted short-term investments	507	—	—
Deposits into unrestricted and restricted short-term investments	(173)	(450)	—
Other, net	—	10	1
Net cash used in investing activities	(797)	(587)	(1,313)

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	2,054	1,144	2,401
Repayments of debt	(2,105)	(2,284)	(2,295)
Proceeds from investments restricted for financing activities	26	102	100
Payments to terminate derivative instruments	(92)	—	—
Distributions to holders of noncontrolling interest	—	—	(30)
Other, net	(30)	(3)	—
Net cash provided by (used in) financing activities	(147)	(1,041)	176

Net increase (decrease) in unrestricted and restricted cash and cash equivalents	(386)	(458)	843
Unrestricted and restricted cash and cash equivalents, beginning of period	2,975	3,433	2,590
Unrestricted and restricted cash and cash equivalents, end of period	$2,589	$2,975	$3,433

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Contract Drilling Revenues (1) (in millions)	2018	2018	2017	2018	2017
Contract drilling revenues
Ultra-deepwater floaters	$457	$482	$404	$1,787	$1,917
Harsh environment floaters	253	265	105	974	437
Deepwater floaters	18	36	37	124	143
Midwater floaters	17	19	17	75	66
High-specification jackups	3	14	26	58	168
Total contract drilling revenues	748	816	589	3,018	2,731

Other revenues
Customer early termination fees	—	—	25	—	201
Customer reimbursement revenues and other	—	—	15	—	41
Total other revenues	—	—	40	—	242
Total revenues	$748	$816	$629	$3,018	$2,973

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Average Daily Revenue (2)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	$337,100	$340,500	$440,000	$356,700	$472,400
Harsh environment floaters	290,500	309,000	202,900	296,400	235,900
Deepwater floaters	154,500	195,700	202,400	186,700	195,200
Midwater floaters	90,800	98,500	90,300	99,900	95,600
High-specification jackups	314,300	145,700	145,500	152,900	143,900
Total drilling fleet	$293,100	295,000	$296,700	$296,200	$321,300

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Utilization (3)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	54%	56%	39%	48%	39%
Harsh environment floaters	82%	83%	80%	82%	73%
Deepwater floaters	67%	100%	100%	93%	73%
Midwater floaters	50%	43%	50%	41%	38%
High-specification jackups	100%	100%	100%	97%	61%
Total drilling fleet	62%	65%	53%	59%	48%

	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Revenue Efficiency (4)	2018	2018	2017	2018	2017
Ultra-deepwater floaters	99%	95%	91%	96%	96%
Harsh environment floaters	91%	95%	95%	94%	96%
Deepwater floaters	91%	96%	96%	94%	94%
Midwater floaters	96%	98%	96%	98%	96%
High-specification jackups	100%	99%	99%	100%	101%
Total drilling fleet	96%	95%	92%	95%	96%

(1) Contract drilling revenues, in the three months and year ended December 31, 2018, includes revenues of (a) $12 million and $124 million, respectively, resulting from contract early terminations and cancellations, (b) $36 million and $130 million, respectively, from customer reimbursement and (c) a reduction of $34 million and $112 million, resulting from the amortization of contract intangible assets.

(2) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(3) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(4) Revenue efficiency is defined as actual contract drilling revenues for the measurement period divided by the maximum revenue calculation for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/18	12/31/18	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18
Adjusted Net Income (Loss)
Net loss attributable to controlling interest, as reported	$(1,996)	$(242)	$(1,754)	$(409)	$(1,345)	$(1,135)	$(210)
Acquisition and restructuring costs	34	12	22	4	18	11	7
Bargain purchase gain	(10)	(10)	—	—	—	—	—
Loss on impairment of goodwill and other assets	1,464	18	1,446	432	1,014	1,014	—
(Gain) loss on disposal of assets, net	(7)	(1)	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	—	3	1	2	2	—
Discrete tax items and other, net	143	52	91	1	90	91	(1)
Net income (loss), as adjusted	$(369)	$(171)	$(198)	$30	$(228)	$(18)	$(210)

Adjusted Diluted Earnings (Loss) Per Share:
Diluted loss per share, as reported	$(4.27)	$(0.48)	$(3.86)	$(0.88)	$(2.99)	$(2.46)	$(0.48)
Acquisition and restructuring costs	0.07	0.02	0.05	0.01	0.05	0.03	0.02
Bargain purchase gain	(0.02)	(0.02)	—	—	—	—	—
Loss on impairment of goodwill and other assets	3.13	0.03	3.18	0.93	2.26	2.19	—
Gain on disposal of assets, net	(0.01)	—	(0.02)	—	(0.02)	—	(0.02)
Loss on retirement of debt	0.01	—	0.01	—	—	—	—
Discrete tax items and other, net	0.30	0.11	0.20	—	0.20	0.20	—
Diluted earnings (loss) per share, as adjusted	$(0.79)	$(0.34)	$(0.44)	$0.06	$(0.50)	$(0.04)	$(0.48)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17
Adjusted Net Income (Loss)
Net income (loss) attributable to controlling interest, as reported	$(3,127)	$(111)	$(3,016)	$(1,417)	$(1,599)	$(1,690)	$91
Litigation matters	(8)	(1)	(7)	—	(7)	1	(8)
Acquisition and restructuring costs	6	1	5	3	2	2	—
Loss on impairment of assets	1,497	(2)	1,499	1,386	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Discrete tax items and other, net	(37)	20	(57)	90	(147)	(70)	(77)
Net income (loss), as adjusted	$(24)	$(93)	$69	$64	$5	$1	$4

Adjusted Diluted Earnings (Loss) Per Share:
Diluted earnings (loss) per share, as reported	$(8.00)	$(0.28)	$(7.72)	$(3.62)	$(4.09)	$(4.32)	$0.23
Litigation matters	(0.02)	—	(0.02)	—	(0.02)	—	(0.02)
Acquisition and restructuring costs	0.01	—	0.01	0.01	—	—	—
Loss on impairment of assets	3.84	—	3.84	3.54	0.29	0.29	—
(Gain) loss on disposal of assets, net	4.07	(0.01)	4.08	—	4.08	4.08	—
Loss on retirement of debt	0.14	0.01	0.12	—	0.12	0.12	—
Discrete tax items and other, net	(0.10)	0.04	(0.13)	0.23	(0.37)	(0.17)	(0.20)
Diluted earnings (loss) per share, as adjusted	$(0.06)	$(0.24)	$0.18	$0.16	$0.01	$—	$0.01

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(In millions, except percentages)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/18	12/31/18	09/30/18	09/30/18	06/30/18	06/30/18	03/31/18

Contract drilling revenues	$3,018	$748	$2,270	$816	$1,454	$790	$664
Contract intangible amortization	112	34	78	29	49	30	19
Contract drilling revenues before amortization	3,130	782	2,348	845	1,503	820	683
Drilling contract termination fees	(124)	(12)	(112)	(37)	(75)	(37)	(38)
Adjusted Normalized Revenues	$3,006	$770	$2,236	$808	$1,428	$783	$645

Net loss	$(2,003)	$(243)	$(1,760)	$(409)	$(1,351)	$(1,139)	$(212)
Interest expense, net of interest income	567	148	419	149	270	135	135
Income tax expense (benefit)	228	110	118	(30)	148	85	63
Depreciation expense	818	204	614	201	413	211	202
Contract intangible amortization	112	34	78	29	49	30	19
EBITDA	(278)	253	(531)	(60)	(471)	(678)	207

Acquisition and restructuring costs	34	12	22	4	18	11	7
Loss on impairment of goodwill and other assets	1,464	18	1,446	432	1,014	1,014	—
Bargain purchase gain	(10)	(10)	—	—	—	—	—
(Gain) loss on disposal of assets, net	(7)	(1)	(6)	1	(7)	(1)	(6)
Loss on retirement of debt	3	—	3	1	2	2	—
Adjusted EBITDA	1,206	272	934	378	556	348	208

Drilling contract termination fees	(124)	(12)	(112)	(37)	(75)	(37)	(38)
Adjusted Normalized EBITDA	$1,082	$260	$822	$341	$481	$311	$170

EBITDA margin	(9)%	32%	(23)%	(7)%	(31)%	(83)%	30%
Adjusted EBITDA margin	39%	35%	40%	45%	37%	42%	30%
Adjusted Normalized EBITDA margin	36%	34%	37%	42%	34%	40%	26%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/17	12/31/17	09/30/17	09/30/17	06/30/17	06/30/17	03/31/17

Operating revenues	$2,973	$629	$2,344	$808	$1,536	$751	$785
Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized Revenues	$2,772	$604	$2,168	$709	$1,459	$711	$748

Net income (loss)	$(3,097)	$(102)	$(2,995)	$(1,411)	$(1,584)	$(1,679)	$95
Interest expense, net of interest income	448	114	334	91	243	122	121
Income tax expense (benefit)	94	(9)	103	180	(77)	(37)	(40)
Depreciation expense	832	184	648	197	451	219	232
EBITDA	(1,723)	187	(1,910)	(943)	(967)	(1,375)	408

Litigation matters	(8)	(2)	(6)	—	(6)	2	(8)
Acquisition and restructuring costs	7	1	6	4	2	2	—
Loss on impairment of assets	1,498	—	1,498	1,385	113	113	—
(Gain) loss on disposal of assets, net	1,590	(6)	1,596	1	1,595	1,597	(2)
Loss on retirement of debt	55	6	49	1	48	48	—
Adjusted EBITDA	1,419	186	1,233	448	785	387	398

Drilling contract termination fees	(201)	(25)	(176)	(99)	(77)	(40)	(37)
Adjusted Normalized EBITDA	$1,218	$161	$1,057	$349	$708	$347	$361

EBITDA margin	(58)%	30%	(81)%	(117)%	(63)%	(183)%	52%
Adjusted EBITDA margin	48%	30%	53%	55%	51%	52%	51%
Adjusted Normalized EBITDA margin	44%	27%	49%	49%	49%	49%	48%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Loss before income taxes	$(133)	$(439)	$(111)	$(1,775)	$(3,003)
Litigation matters	—	—	(2)	—	(8)
Acquisition and restructuring costs	12	4	1	34	7
Bargain purchase gain	(10)	—	—	(10)	—
Loss on impairment of goodwill and other assets	18	432	—	1,464	1,498
(Gain) loss on disposal of assets, net	(1)	1	(6)	(7)	1,590
Loss on retirement of debt	—	1	6	3	55
Adjusted income (loss) before income taxes	$(114)	$(1)	$(112)	$(291)	$139

Income tax expense (benefit)	$110	$(30)	$(9)	$228	$94
Litigation matters	—	—	(1)	—	—
Acquisition and restructuring costs	—	—	—	—	1
Bargain purchase gain	—	—	—	—	—
Loss on impairment of goodwill and other assets	—	—	2	—	1
(Gain) loss on disposal of assets, net	—	—	—	—	—
Changes in estimates (1)	(52)	(1)	(20)	(143)	37
Adjusted income tax expense (benefit) (2)	$58	$(31)	$(28)	$85	$133

Effective Tax Rate (3)	(82.6)%	6.7%	8.3%	(12.8)%	(3.1)%

Effective Tax Rate, excluding discrete items (4)	(50.5)%	2,757.6%	25.4%	(29.2)%	95.2%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in
(a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) The three months and year ended December 31, 2018 included $24 million of additional tax expense, reflecting the cumulative effect of an increase in the annual effective tax rate from the previous quarter estimate.

(3) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(4) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.